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                                 STATE OF MINNESOTA
                          OFFICE OF THE SECRETARY OF STATE

                               ARTICLES OF AMENDMENT
                                         OF
                             RURAL CELLULAR CORPORATION

       Pursuant to and in accordance with the provisions of Minnesota Statutes Section 302A.135, the following amendment to the Articles of Incorporation of Rural Cellular Corporation, a Minnesota corporation, was duly adopted at a meeting of the shareholders of Rural Cellular Corporation held on March 22, 2000 by the affirmative vote of a majority of the shares present and outstanding and entitled to vote at such meeting.

       Section 2.01 of Article II of the Articles of Incorporation of Rural Cellular Corporation is hereby amended in its entirety to read as follows:

              2.01 NUMBER AND CLASSES OF SHARES. The aggregate number of shares of capital stock which this Corporation shall have the authority to issue is 300,000,000 shares, of which 200,000,000 shares shall be Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), 10,000,000 shares shall be Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), and 90,000,000 shares shall be undesignated shares of capital stock, $.01 par value per share (the "Undesignated Shares"). (The Class A Common Stock and Class B Common Stock are sometimes referred to collectively herein as the "Common Stock.") The board of directors is authorized to establish from the Undesignated Shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to set forth the designation of each such class or series, and to fix the relative rights and preferences of each such class or series to the full extent permitted by law. In addition, and without limitation of the foregoing, the board of directors is authorized to designate additional shares of any designated class or series of capital stock (including Class A Common Stock, Class B Common Stock and any class of junior or preferred stock) from the Undesignated Shares. Except as otherwise provided in Section 2.02 hereof, the board of directors shall be authorized to issue shares of Common Stock to holders of Common Stock and to holders of any class or series of Undesignated Shares and to issue shares of any class or series of Undesignated Shares to holders of Common Stock and to holders of any class or series of Undesignated Shares, in any case, for any purpose. If at any time no Class B Common Stock remains outstanding, the board of directors is authorized to redesignate the remaining authorized Class B Common Stock as authorized Class A Common Stock. Prior to the effective date of this amended and restated Section 2.01, the board of directors utilized a portion of the Undesignated Shares to establish several classes and series of capital stock and no such class or series of capital stock shall be affected in any respect by this amended and restated
       Section 2.02, regardless of whether a statement with respect to such capital stock has heretofore been filed with the office of the Minnesota Secretary of State pursuant to Minnesota Statutes Section 302A.401, Subd. 3(b).

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       I swear that the foregoing is true and accurate and that I have the authority to sign these Articles of Amendment on behalf of the corporation.

Dated:  March 23, 2000


                                       RURAL CELLULAR CORPORATION


                                       By  /s/ Ann K. Newhall
                                           -----------------------------------
                                           Its Secretary